Exhibit 10.4

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of January 19, 2018 (the “Effective Date”), between Adlai Nortye Biopharma Co., Ltd., a company organized and existing under the laws of People’s Republic of China, whose principal place of business is located at No. 452, 6th Street, Hangzhou Eco. & Tech. Development Zone, Zhejiang, P. R. China (“Adlai Nortye”)

and

Eisai Co., Ltd., a Japanese corporation having a principal place of business at 4-6-10 Koishikawa, Bunkyo-ku, Tokyo 112-8088, Japan (“Eisai”).

RECITALS

A.            Eisai is engaged in research, clinical development and commercialization of oncology compounds, which is currently developing the Compound (as defined below).

B.            Adlai Nortye evaluated the Compound utilizing data contributed by Eisai.

C.            Adlai Nortye and its Affiliates desire to obtain an exclusive license under the Eisai Intellectual Property (defined below) to exclusively develop the Compound in the Field pursuant to this Agreement.

D.            Eisai is willing to grant to Adlai Nortye an exclusive license under the Eisai Intellectual Property to develop the Compound in the Field subject to the conditions set forth in, and pursuant to, this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement, Adlai Nortye and Eisai hereby agree as follows.

ARTICLE 1
Definitions and Rules of Construction

The definitions and rules of constructions set forth below shall apply throughout this Agreement.

Section 1.1      Definitions.

“Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial who has received a Product, medical device or placebo, and that does not necessarily have a causal relationship with such Product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Product, whether or not related to such Product.

“Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this definition, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question; provided, however, that if local Law requires a minimum percentage of local ownership of less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local Law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise), or (c) member of the group constructed under a VIE (variable interest entities) structure for the purposes of US public listing as commonly adopted by Chinese companies when going public in the US.

“Annual Net Sales” means, on a Product-by-Product basis, total Net Sales by the Selling Parties in the Territory of such Product in a particular Calendar Year.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority, including Regulatory Laws.

“Business Day” means a day on which banking institutions in both Tokyo, Japan and Hangzhou, P. R. China are open for business, excluding any Saturday or Sunday.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party or any Parent Corporation not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or Parent Corporation or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

“Clinical Trials” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

“Clinical Trial Application/Clinical Trial Notification” or “CTA/CTN” means an application filed or to be filed with a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

“Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the Compound nor generic or other non-proprietary compositions of matter equivalents.

“Commercialization” means any and all activities of marketing, promoting, distributing, offering for sale or selling the Product in the Field in the Territory, including, for example, marketing, branding, pricing, distribution, sales, obtaining health insurance reimbursement and formulary coverage, market research, business analytics, pharmacovigilance and medical affairs activities, pre-commercial launch market development activities conducted in anticipation of Regulatory Approval to sell or market the Product, seeking pricing and reimbursement approvals for the Product (if applicable), preparing advertising and promotional materials, sales force training, and all interactions and correspondence with a Regulatory Authority regarding Clinical Trials commenced following Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means the use of reasonable, diligent, good faith efforts and resources, as normally used by such Party for a product discovered or identified internally by such Party, which product is at a similar stage in its development or product life and is of similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and other relevant factors.

“Competitive Product” means, other than the Product, any pharmaceutical product having a primary mechanism of action (or in the case of a combination product, any component of such combination product having as its primary mechanism of action) through acting as an antagonist of EP4, whether currently marketed or in development, that is labeled, advertised, marketed, promoted or intended for similar use in the Field except for pharmaceutical products, whether currently marketed or in development, that is labeled, advertised, marketed, promoted or intended for central nervous system CNS indication other than brain cancer.

“Compound” means the compound commonly referred to as E7046, a small molecule antagonist of EP4, as more specifically described on Schedule 3, and including therapeutically-active variants.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party (or, as described below, a Future Acquirer), that such Party or its Affiliates, or a Future Acquirer, (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, provided that any intellectual property Controlled by a Future Acquirer of a Party shall not be treated as “Controlled” by such Party for purposes of this Agreement, except to the extent that, and only to the extent that, such intellectual property (i) is actually used by such Party or its Affiliates, or the Future Acquirer, to Develop, Manufacture or Commercialize the Product after the Future Acquirer qualifies as such; or (ii) comes under the Control of such Future Acquirer due to reference or access by such Future Acquirer to, or use by such Future Acquirer of, intellectual property of such Party. Notwithstanding the foregoing, with respect to any intellectual property acquired after the Effective Date for which a Party will be required to make payments to any Third Party in connection with the access, licenses and sublicenses granted to the other Party under this Agreement, such intellectual property shall not be treated as “Controlled” by the licensing Party except to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as mutually agreed between the Parties in good faith).

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Product, that the manufacture, use, offer for sale, sale or importation of the Product would infringe a Valid Claim of such Patent in the country in which such activity occurred, but for the licenses granted in this Agreement (or ownership thereof).

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the applicable indemnified party, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a claim by such Third Party.

“Data” shall mean all data and information generated, collected or filed, in relation to research and development activities relating to the Product in the Field in the Territory, including toxicology data, pharmacological data, biomarker data, bioanalytical data, non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data (excluding the closed portion of any drug master file), adverse event and pharmacovigilance data, marketing data, pharmaco-economic data, branding and naming research reports, and all CMC data (including CMC (chemistry, manufacturing and control) development reports).

“Development” means all activities related to research, preclinical testing, clinical development efforts, test method development and stability testing, assay development, toxicology, formulation, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials) and clinical study regulatory activities, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing with respect to the Product. Development shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

“Development Plan” means the development plan governing the series of Clinical Trials and other Development activities (if needed) to be conducted by Adlai Nortye with respect to the Compound, the initial draft of which is attached to this Agreement as Exhibit A, as may be amended from time to time by the JDC pursuant to Section 3.1.

“Eisai Intellectual Property” means Eisai Patents and Eisai Know-How.

“Eisai Know-How” means Know-How owned or Controlled by Eisai or its Affiliates as of the Effective Date or during the Term of this Agreement that is necessary or useful to Develop, Manufacture, or Commercialize the Product in the Field in the Territory.

“Eisai Patents” means the Product-Specific Patents.

“EMA” means the European Medicines Agency, and any successor entity thereto.

“FDA” means the United States Food and Drug Administration (or any successor agency having the administrative authority to grant Regulatory Approval in the United States).

“Field” shall mean as of the Effective Date, any and all preventative, therapeutic and/or diagnostic uses in humans.

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law, including where any event, incident or circumstance has occurred that may result in the need for a recall from the market, market suspension or market withdrawal of the Product by a Party in the Territory.

“First Commercial Sale” means, with respect to a Product and any country in the Territory, the first sale of such Product under this Agreement by a Selling Party or a sub-licensee for use in the Field to a Third Party in such country, after such Product has been granted Regulatory Approval for distribution, marketing and sale (in each case to the extent required by Applicable Laws) in the Field by the competent Regulatory Authorities in such country. For avoidance of doubt, First Commercial Sales exclude transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes.

“Force Majeure” means any war, revolution, civil commotion, act of terrorism, blockade, epidemic, embargo, labor strike or lock-out, scarcity of raw materials, flood, fire, earthquake, tsunami, nuclear disaster, unforeseen change in Applicable Law or similar event that is beyond the reasonable control of the Party affected.

“Future Acquirer” means the Third Party to any Change of Control transaction and any of such Third Party’s Affiliates.

“Generic Product” means, other than the Product, any pharmaceutical product (i) that contains the Compound as an active ingredient(s) (including an active moiety) as such approved Product; (ii) is approved for use in such country pursuant to (a) Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or any amended or successor abbreviated route of approval, or (b) any Laws or abbreviated routes of approval in any other countries worldwide that are comparable to those described above; and (iii) is sold in the same country as such Product by any Third Party that is not a sublicensee of Adlai Nortye or its Affiliates and did not purchase such product in a chain of distribution that included any of Adlai Nortye or any of its Affiliates or its sublicensees. A pharmaceutical product that is AB-rated or comparably rated in any jurisdiction outside the United States to the applicable Product shall be a Competitive Product with respect to such Product in such country.

“Good Clinical Practices” or “GCP” means the then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), as each may be amended and/or updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be amended and/or updated from time to time).

“Good Manufacturing Practices” or “GMP” means all applicable then-current standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended and/or updated from time to time, and (b) all Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of any Product, as applicable.

“Governmental Authority” means in any country the government entity having authority over the manufacturing, marketing, selling, pricing, reimbursement, testing, investigating or regulating of the Product, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board (IASB).

“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority.

“Indication” means any human disease or condition, or sign or symptom of a human disease or condition in a particular target patient population that makes a particular treatment or procedure advisable; which needs to be specifically approved to be a part of the product label by a Regulatory Authority.

“Insolvency Event” means that the Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for [***] days, or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made a general assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Inventions” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is discovered, generated or invented (whether patentable or not) in the course of activities performed under this Agreement.

“Joint Intellectual Property” means the Joint Know-How and the Joint Patents, and all intellectual property rights therein.

“Joint Know-How” means any Know-How that is conceived or developed or, in the case of Patentable Know-How, including any Inventions, jointly by one or more employees of Eisai or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of Adlai Nortye or its Affiliates (or a Third Party acting on any of their behalf) in the course of such Person’s performance of activities in connection with this Agreement.

“Joint Patent” means any Patent that Covers Joint Know-How.

“Know-How” means (a) any research information (including trade secrets, inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithm and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Knowledge” means knowledge after reasonable due inquiry with respect to the applicable facts and information of the employees of each of the Parties and their Affiliates.

“Major Country” means the countries listed hereto on Schedule 1.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, package, store, label, supply and ship a Product, in accordance with applicable packaging, controls industry standards, GMPs, Applicable Laws, and the Product's specifications.

“Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval to market a product in any country, except the USA.

“NDA” means a “New Drug Application”, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Product, which are necessary for gaining Regulatory Approval to market and sell Product in the relevant jurisdiction.

“Net Sales” means, on a country-by-country and Product-by-Product basis in the Field in the Territory, with respect to any period for each country, the gross amounts invoiced by Adlai Nortye, its Affiliates (each, a “Selling Party”), as applicable, to unrelated Third Parties for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country: (a) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods, which discounts are applied on a basis consistent with the selling Person’s practices with respect to the selling Person’s other pharmaceutical products; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, excise, turnover, inventory, value-added, import, export, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, REMS compliance costs and other transportation costs incurred in shipping such Product; (e) amounts paid or credited to customers for inventory management services; (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product; (g) other reductions or specifically identifiable amounts deducted for reasons similar to these listed above in accordance with the Accounting Standards; (h) any amounts recorded in gross revenue associated with goods provided to customers for free; (i) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions; (j) any payment in respect of sales to a Governmental Authority in the PRC, any province government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization to the extent treated as a revenue deduction to arrive at Net Sales as reported externally under the Accounting Standards. Net Sales will be determined in accordance with IFRS or US GAAP. Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties.

Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party or sub-licensee to a non-sublicensee Third Party. If non-monetary consideration is received by a Selling Party or sub-licensee for the Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Product, as applicable, as determined by the Parties in good faith.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Product comprising the Compound as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

“Order” means any award, injunction, judgment, decree, order, ruling, verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the Product hereunder and have been recorded in accordance with either U.S. generally accepted accounting principles or International Financial Reporting Standards, as designated and used by the applicable Party in preparing its financial statements from time to time.

“Parent Corporation” means any Person which owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities of any Party.

“Party” means Eisai and/or Adlai Nortye, as the context requires.

“Patent” means any and all (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing.

“Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and Governmental Authorities).

“Phase 1 Clinical Trial” means (a) both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial, or (b) a single trial that may contain elements of both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial.

“Phase 1a Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 1b Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a further determination of safety and pharmacokinetics (including exploration of trends of a biomarker-based or clinical endpoint-based efficacy relationship to dose which are not designed to be statistically significant) of the compound whether or not in combination with concomitant treatment after an initial Phase 1a Clinical Trial, prior to commencement of Phase 2 Clinical Trials or Phase 3 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial or a Phase 3 Clinical Trial with Regulatory Authorities, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Pivotal Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that, prior to commencement of the trial or during its course, satisfies both of the following ((a) and (b)):

(a)            such trial is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the U.S. or EMA; and

(b)            such trial is a registration trial sufficient for filing an application for a Regulatory Approval for such product in the U.S. or the EMA, as evidenced by (i) an agreement with or statement from the FDA or the EMA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA or EMA, for such registration trial.

“Product” means all preparations, compositions and formulations of the Compound, together with all current and future formulations, versions, compositions and presentations of product, together with any improvements or modifications, that use the Compound as its active pharmaceutical ingredient alone or in combination with other therapeutically or prophylactically active pharmaceutical ingredients as part of a Combination Product.

“Product-Specific Patents” means those Patents listed on Schedule 2 attached hereto under the heading “Product-Specific Patents” as well as any Patent, , owned or Controlled by Eisai or its Affiliates as of the Effective Date and during the Term that: (a)(i) claims or Covers any Eisai Know-How and/or (ii) is otherwise necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) specifically describes or references a Product or exploitation of a Product in the Field.

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, delivery, effectiveness or performance of the Product after it is released by Adlai Nortye for distribution.

“Proprietary Information” means a Party's trade secrets, know-how, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses Commercially Reasonable Efforts to protect.

“Prosecute” or “Prosecution” means, with respect to Patents, the preparation of, filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) filed by Third Parties against, and maintaining, Patents.

“Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country or regulatory jurisdiction necessary to develop, manufacture, distribute, sell or market a pharmaceutical product in that country or regulatory jurisdiction. Regulatory Approval shall include pricing and reimbursement approval in any country or regulatory jurisdiction in the Territory.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Regulatory Approval or in administering Regulatory Laws in that country or jurisdiction.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations, approvals (including all Regulatory Approvals), and correspondence (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents) submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical, preclinical trials and Clinical Trials, tests and biostudies, relating to the use of the Product in the Field, or as required for regulatory purposes (including all Regulatory Approvals) and all Data contained in any of the foregoing, including all INDs, NDAs and Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data and records, drug master files, inspection reports, Data from Clinical Trials, adverse event files and complaint files, in each case related to the Product in the Field, or as required for regulatory purposes.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for Product Complaints or Adverse Events, or relating to Field Actions or similar regulatory matters.

“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Product in such country and continuing for so long as such Product is sold in such country during the Term. expiring on the latest of (a) expiration of the last Valid Claim of any and all Eisai Patents, Adlai Nortye Patents and Joint Patents Covering such Product in such country, (b) the tenth (10th) anniversary of the date of First Commercial Sale of such Product in such country and (c) expiration of the regulatory exclusivity of such Product in such country; provided that, with respect to a Product being Commercialized in the US and the Major Countries, the Royalty Term shall continue in both the US and the Major Countries until expiration of the last Valid Claim of any and all Eisai Patents, Adlai Nortye Patents and Joint Patents Covering such Product in the US and each of the countries in the Major Countries.

“Territory” means [***]

“Third Party” means any Person other than the Parties and their Affiliates.

“US” or “United States” means the United States of America.

“US GAAP” means the generally accepted accounting principles as adopted by the AICPA (American Institute of Public Accountants).

“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than five (5) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent and that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, in the case of (a) and (b) above, which claims the composition of matter or method of use of a Product in the Field. For clarity, a claim of a Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. A Product is “Covered” by a Valid Claim if its registration, manufacture, use, sale, offer for sale, marketing, Commercialization, distribution, importation or exportation by Adlai Nortye in a given country in the Territory would, but for the rights granted by Eisai to Adlai Nortye under this Agreement, infringe such Valid Claim.

Section 1.2      Terms Defined Elsewhere in this Agreement.

Capitalized terms defined in other provisions of this Agreement shall have the meanings specified therein. Those terms include the following:

Term	Section
Adlai Nortye	Preamble
Adlai Nortye Indemnified Parties	Section 10.1(a)
Adlai Nortye Know-How	Section 9.1(b)
Adlai Nortye Patents	Section 9.1(b)
Adlai Nortye Technology	Section 9.1(b)
Agreement	Preamble
Auditee	Section 13.2(e)
Audit Rights Holder	Section 13.2(e)
Audit Team	Section 13.2(a)
Challenge	Section 14.2(d)
Clinical Quality Agreement	Section 3.6(c)
Confidential Information	Section 12.1(a)
Development Milestone Events	Section 7.3(b)
Dispute	Section 15.3
Effective Date	Preamble
Eisai	Preamble
Eisai Indemnified Parties	Section 10.2(a)
Eisai Option	Section 6.1
Eisai Option Notice	Section 6.1
ICC	Section 15.3
Inventory	Section 3.6(d)
JDC	Section 3.1(a)
Option Exclusivity Period	Section 6.1
Option Period	Section 6.1
Recovery	Section 9.4
Rules	Section 15.3
Sales Milestone Events	Section 7.3(a)
Term	Section 14.1
Third Party Claim	Section 10.1(a)

Section 1.3      Rules of Construction.

(a)            Elements of this Agreement. When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated.

(b)            Meaning of “Include” and Variations Thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

(c)            Use of Pronouns. Pronouns, including “he,” “she” and “it,” when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d)            Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e)            Variations on Terms. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

(f)            Currency References. All references to “dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

ARTICLE 2
Grant of Rights; Diligence

Section 2.1      Grant of Eisai Intellectual Property and Retention of Rights.

(a)            During the Term, subject to the terms and conditions of this Agreement, Eisai, on behalf of itself and its Affiliates, hereby grants to Adlai Nortye and Adlai Nortye’s Affiliates an exclusive (even as to Eisai), royalty-bearing right and license under the Eisai Intellectual Property to Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products in the Field in the Territory. For clarity, in the foregoing sentence, “exclusive” means that neither Eisai nor its Affiliates shall, for its or their own account, and shall not grant to any Third Party the right and license under the Eisai Intellectual Property to, Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products in the Field in the Territory but allows that Eisai or its Affiliates shall subcontract with Third Parties in the Territory on the Manufacture for supply outside the Territory.

(b)            Eisai, on behalf of itself and its Affiliates, hereby grants Adlai Nortye and Adlai Nortye’s Affiliates a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Product owned or Controlled by Eisai or its Affiliates as of the Effective Date and during the Term for all uses in connection with the Product for Development, Manufacturing and Commercialization in the Field in the Territory.

Section 2.2      Grant of Adlai Nortye Technology and Retention of Rights.

(a)            During the Term, subject to the terms and conditions of this Agreement, Adlai Nortye, on behalf of itself and its Affiliates, hereby grants to Eisai and Eisai’s Affiliates an exclusive (even as to Adlai Nortye), right and license under the Adlai Nortye Technology to Develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Products outside the Territory. For clarity, in the foregoing sentence, “exclusive” means that neither Adlai Nortye nor its Affiliates shall, for its or their own account, and shall not grant to any Third Party the right and license under the Adlai Nortye Technology to, Develop, make, have made, store, outside the Territory.

(b)            Adlai Nortye, on behalf of itself and its Affiliates, hereby grants Eisai and Eisai’s Affiliates a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Product owned or Controlled by Adlai Nortye or its Affiliates during the Term for all uses in connection with the Product for Development, Manufacturing and Commercialization, in each case, solely for use outside the Territory.

Section 2.3      Sublicenses.

(a)            Adlai Nortye shall have the right to grant sublicenses with respect to Adlai Nortye’s rights and obligations under this Agreement to (i) any Affiliates of Adlai Nortye. Before the consideration of sub-license to any party which is not an Affiliate of Adlai Nortye, Adlai Nortye shall grant to Eisai the first right of refusal to sub-license Adlai Nortye’s rights and obligations in the Product on terms which shall have been offered by any Third Party. Adlai Nortye shall give notice to Eisai of their intent to engage in a sub-license transaction and Eisai shall have [***] days to meet the terms of the agreement and enter into a sub-license agreement with Adlai Nortye. If Eisai provides written confirmation that it is not interested in such a sub-license, then Adlai Nortye shall have the right to grant sublicenses with respect to Adlai Nortye’s rights and obligations under this Agreement to Third Parties pursuant to Article 6; provided that, with respect to sublicenses granted to Third Parties, subject to Article 6, (x) Adlai Nortye provides Eisai with written notice of such sublicense promptly after the grant of such sublicense, which notice shall not be required for rights granted to distributors, wholesalers or marketing agents, (y) such sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement, and (z) Adlai Nortye shall remain responsible for performance of this Agreement.

(b)            Should this Agreement terminate for any reason, Eisai shall have the right but not the obligation to grant such sublicensee under Section 2.3(a) a direct license to the Eisai Intellectual Property in the Territory and the Field.

(c)            Eisai shall have the right to grant sublicenses with respect to the license and rights granted pursuant to Section 2.2 under this Agreement to (i) any Affiliates of Eisai and (ii) Third Parties, in each of (i) and (ii), solely in connection with carrying out the activities set forth in Section 2.2; provided that, with respect to sublicenses granted to Third Parties hereunder (x) Eisai provides Adlai Nortye with written notice of such sublicense promptly after the grant of such sublicense, which notice shall not be required for rights granted to distributors, wholesalers or marketing agents, (y) such sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement, and (z) Eisai shall remain responsible for its obligations under this Agreement.

(d)            Should this Agreement terminate for any reason, Adlai Nortye shall have the right but not the obligation to grant such sublicensee under Section 2.3(c) a direct license to the Adlai Nortye Technology in the Territory and outside the Field.

Section 2.4      Rights to Inventions. Adlai Nortye, its Affiliates and permitted sublicensees shall have the right to make Inventions involving the Eisai Intellectual Property, and to utilize such Inventions to develop, make, have made, store, use, sell, have sold, import, export and otherwise commercialize Products in the Field in the Territory. Eisai, its Affiliates and permitted sublicensees shall have the right to make Inventions involving the Adlai Nortye Technology, and to utilize such Inventions to develop, make, have made, store, use, sell, have sold, import, export and otherwise commercialize Products, in each case, solely for use of the Product in the Field outside the Territory; provided, that any such Inventions shall be deemed included in the Eisai Intellectual Property licensed to Adlai Nortye hereunder.

ARTICLE 3
Product Development.

Section 3.1      Governance.

(a)            Within thirty (30) days after the Effective Date, Eisai and Adlai Nortye will establish a joint development committee (the “JDC”) to implement and oversee Development activities in the Field in the Territory pursuant to the Development Plan leading to regulatory approval and commercialization of the Product across all intended indications in the Major Countries in the Territory, and will serve as a forum for exchanging data, information and Development, regulatory and commercialisation strategy regarding the Product. The JDC will comprise of three (3) representatives (or such other number of representatives as the Parties may agree) from each of Eisai and Adlai Nortye. Each representative of a Party shall have sufficient seniority and expertise in the biotechnology and pharmaceutical industry to participate on the JDC. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other in accordance with Section 15.6 of this Agreement. Adlai Nortye shall designate a chairperson (the “Chairperson”) to oversee the operation of the JDC.

(b)            The JDC shall meet at least once a half year (or more frequently as the Parties deem necessary) in person or by video or telephone conference. Meetings of the JDC that are held in person shall alternate between the offices of Eisai and Adlai Nortye., or at such other place as the Parties may agree. Each Party will bear its own costs for travel, accommodation and the like in relation to attending such meetings. The specific timing and location of the JDC meetings will be determined by the Chairperson (provided, that such meetings shall only be held on dates as such Parties mutually agree). An agenda shall be agreed upon by the JDC members and be distributed to the Parties by Adlai Nortye no less than ten (10) Business Days before any meeting. Adlai Nortye shall be responsible for creating the meeting minutes. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC, provided that Adlai Nortye’s representative must be present at each meeting. Each JDC representative shall have one (1) vote on the JDC.

(c)            The JDC will be responsible for (i) implementing, overseeing and amending the Development Plan and regulatory strategy for the Product in the Field in the Territory, including determining whether to amend the Development Plan (ii) attempting to resolve disputes arising under this Agreement with respect to Development and Commercialization activities, (and (iii) performing such other Development and Commercialization functions set forth in this Agreement.

(d)            Except as otherwise set forth in this Agreement, all decisions of the JDC shall be made by a simple majority vote (consisting of more than fifty percent (50%) of the votes cast), with each representative having one (1) vote. If the JDC cannot, after good faith efforts, agree on a matter for which the JDC has decision-making authority within fifteen (15) Business Days after it has met and attempted to reach such decision, then such matter must be elevated to the Chief Clinical Officer, Oncology Business Group for Eisai and the Chief Executive Officer for Adlai Nortye for attempted resolution through good faith efforts (which shall include at least one discussion in person, by video or telephone conference) during a period of five (5) Business Days (or longer period upon mutual agreement of such senior officers in writing), and if after such five (5) Business Day period (or such mutually agreed to longer period) such matter is still unresolved, then, subject to Section 3.1(d), the Chairperson shall have the controlling vote and decision unless such matter involves an amendment of the Development Plan.

Section 3.2      Development. Subject to ARTICLE 3, Adlai Nortye and its Affiliates and/or sublicensees shall be solely responsible for the Development of Products in the Field in the Territory, and shall use Commercially Reasonable Efforts to complete the Development Plan and submit for Regulatory Approval in all Major Countries. Subject to the terms and conditions of this Agreement, Adlai Nortye shall bear one hundred percent (100%) of all costs and expenses associated with the Development of Products. Adlai Nortye shall provide a summary report to Eisai, through its representatives on the JDC, on a quarterly basis regarding its Development activities that Adlai Nortye and/or its Affiliates undertake in the preceding Calendar Quarter in accordance with this Section 3.

Section 3.3      Transfer.

(a)            Within [***] days after the Effective Date, Eisai shall disclose and provide to Adlai Nortye the data and information set forth in Schedule 4 and which shall include all tangible embodiments of data and information concerning the Eisai Intellectual Property and Regulatory Documentation (including without limitation (a) all safety data for the Product and (b) by providing reasonable assistance with respect to the transfer of ownership, control and sponsorship, as applicable, of any INDs/CTAs relating to the Product), as well as preclinical and clinical data, manufacturing and CMC data, in its Control as of the Effective Date critical to, necessary or useful for developing, making, using or selling Products in the Territory.

(b)            Adlai Nortye shall obligate to take over Clinical Trials, which have not been concluded on the Effective Date, provided Adlai Norte shall have an option to cease any such Clinical Trials in strict accordance with the Regulatory Laws. For the avoidance of the doubt, the expense on or after the Effective Date for such ongoing Clinical Trails shall be borne by Adlai Norte.

Section 3.4      Assistance. During the Term, Eisai will cooperate with Adlai Nortye to provide reasonable assistance requested by Adlai Nortye to facilitate the transfer of Development, Manufacture and Commercialization responsibilities to Adlai Nortye as required under this Agreement, including providing reasonable assistance with respect to regulatory and Manufacturing transition matters related to Product, and continuing the transfer to Adlai Nortye of the data and information concerning the Eisai Intellectual Property (and related Regulatory Documentation) licensed to Adlai Nortye under Section 2.1. Such cooperation will include providing Adlai Nortye with reasonable access by teleconference or in-person to Eisai personnel involved in the research, Development and Manufacture of Product. [***]

Section 3.5      Pharmacovigilance. Adlai Nortye will deploy and administer any safety monitoring activity implemented for the Product in the Territory, and be responsible for all pharmacovigilance activities for the Product in the Territory. In addition:

(a)            Eisai shall cooperate with Adlai Nortye and share information concerning the pharmaceutical safety of Product. Eisai shall promptly advise Adlai Nortye of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Product and any actions taken in response to such information.

(b)            Adlai Nortye shall be solely responsible for reporting all adverse drug experiences associated with Product in the Territory, and for establishing, holding and maintaining the global safety database for Product. Eisai shall provide Adlai Nortye with all Product complaints, adverse event information and safety data from clinical studies that are in its possession and control and that are necessary or desirable for Adlai Nortye to comply with all Applicable Laws with respect to the Product.

Notwithstanding the foregoing, within [***] days following Eisai’s written notice to Adlai Nortye that it intends to conduct clinical activities with respect to the Product as permitted under this Agreement, the Parties shall enter into a reasonable and customary written pharmacovigilance agreement (the “PV Agreement”) governing each Party’s obligations with respect to reporting to the other Party and appropriate Regulatory Authorities adverse events, complaints, and other safety-related matters with respect to the Product.

Section 3.6            Manufacturing and Supply.

(a)            Manufacturing. Adlai Nortye shall be solely responsible for sourcing the Manufacturing and supplying of Product in the Territory and shall be entitled to identify and manage Third Party contract manufacturers, as well as lead all supply chain management and quality control activities.

(b)            Supply to Adlai Nortye. Notwithstanding this Section 3.6 (a), Eisai shall supply the Product to Adlai Nortye for [***] years from the Effective Date, and Adlai Nortye shall purchase all the Product which Adlai Nortye orders Eisai to supply. Parties shall in good faith negotiate and enter into a clinical supply agreement pursuant to which Eisai would Manufacture and supply to Adlai Nortye such quantity of Product as shall be reasonably requested by Adlai Nortye in writing in order to conduct Development activities. Such clinical supply agreement shall: (i) provide that Eisai shall Manufacture such Product in accordance with cGMP and other Law and the applicable specifications therefor, and shall deliver such Product to Adlai Nortye’s, or its designee’s, location as specified by Adlai Nortye with DAP (Incoterms 2010); (ii) provide that Adlai Nortye shall pay [***] Eisai’s documented cost of goods for the Manufacture of such Product (iii) provide that Eisai shall invoice Adlai Nortye for the applicable purchase price promptly after delivery, and Adlai Nortye shall pay such invoice not later than [***] thereof; and (iv) contain other reasonable and customary clinical supply terms including provisions addressing forecasting and ordering, delivery, payment, acceptance and. rejection procedures, regulatory assistance, warranties, indemnification, limitations of liability and quality assurance and control.

(c)            Clinical Quality Agreement. Within [***] days from the Effective Date, the Parties shall enter into a quality agreement that shall address and govern issues related to the quality of Product to be supplied by the Parties for use in such Clinical Trials (“Clinical Quality Agreement”). In the event of any inconsistency between the terms of this Agreement and a given Clinical Quality Agreement, the terms of this Agreement shall control. The Clinical Quality Agreement shall, among other things: (i) detail classification of any Product found to have a non-conformance; (ii) include criteria for Manufacturer’s release and related certificates and documentation; (iii) include criteria and timeframes for acceptance of the Product; (iv) include procedures for the resolution of disputes regarding any Product found to have a non-conformance; and (v) include provisions governing the recall of Product.

(d)            Inventory. Eisai hereby agrees to sell to Adlai Nortye, at Adlai Nortye’s written request as set forth below, such quantities of drug substance for Product hereunder held by Eisai on the Effective Date (including raw materials, intermediates, and finished, unfinished, or partially finished goods) in the Territory (the “Inventory”). At any time until [***] months after the Effective Date, Adlai Nortye shall have the right to make requests for deliveries of all or a portion of the Inventory. Eisai shall deliver such Inventory to Adlai Nortye within [***] days of Adlai Nortye’s request and Adlai Nortye shall, within [***] days of receipt of any such Inventory which it requested from Eisai, pay to Eisai an amount equivalent to [***] set forth in Schedule 3.6 for such requested and delivered Inventory, which U.S. Dollar value Eisai confirms is equal to Eisai’s documented cost of goods for the Manufacture of such Product incurred with respect to the Manufacturing of such drug substance (as reflected in the carrying value of this inventory in Eisai’s financial statements) and cost of transportation of the Inventory.

Section 3.7            No Other Rights. Eisai and Adlai Nortye each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to technology, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved.

Section 3.8            Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code, and any comparable Law of a relevant jurisdiction. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n). The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party under the Enterprise Bankruptcy Law of People’s Republic of China, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon written request therefor, unless the Party subject to bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Party upon written request therefor by Adlai Nortye.

Section 3.9            No Representation. Subject to the foregoing obligation to use Commercially Reasonable Efforts, neither Party makes any representation, warranty or guarantee that the Product will be successful, or that any other particular results will be achieved with respect to the Product hereunder.

ARTICLE 4
Commercialization Activities.

Section 4.1            Commercialization Responsibilities. Subject to Article 6, Adlai Nortye shall use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the Major Countries and to maximize the total amount of net sales in the Major Countries and globally. Subject to the terms and conditions of this Agreement, Adlai Nortye will be responsible, at its own cost, for all Commercialization activities for the Product in the Field in the Territory where Regulatory Approval is expected to be or has been obtained, including all costs and expenses relating thereto. Within [***] days after the end of each Calendar Quarter beginning with the Calendar Year in which the First Commercial Sale is made in a country following receipt of Regulatory Approval in such country, Adlai Nortye shall deliver to Eisai a report setting forth for the previous Calendar Quarter Adlai Nortye’s and its Affiliates’ gross sales and Net Sales in the Territory on a country-by-country basis. Adlai Nortye shall have sole discretion to establish the pricing and other terms and conditions of sale of the Product to its customers.

ARTICLE 5
Non-Compete.

Section 5.1            Non-Compete. Neither Party nor its Affiliates shall, at any time during the Term, either on its own behalf or through any Affiliate or Third Party, directly or indirectly make, market, promote, sell, offer for sale, import, export or otherwise Commercialize any (a) Competitive Product in the Field, or (b) any other formulations of the Compound, or in-license or otherwise acquire any product that is a Competitive Product or other formulation of the Compound, in the Field anywhere in the Territory.

ARTICLE 6
Option to Re-Acquire

Section 6.1            Eisai Option to Re-Acquire. For the period of time commencing with enrollment of the first five (5) patients in a Phase 3 Clinical Trial for the Product pursuant to the Development Plan and ending [***] days following the completion of such Phase 3 Clinical Trial (the “Option Period”), Eisai shall have the option to notify Adlai Nortye in writing (the “Eisai Option Notice”) that it is interested in re-acquiring the rights to Develop, Manufacture and Commercialize the Product in the Field in the Territory from Adlai Nortye and its Affiliates (the “Eisai Option”). Following receipt by Adlai Nortye of the Eisai Option Notice, the Parties will negotiate in good faith on an exclusive basis, for up to [***] days (unless otherwise agreed by the Parties) the terms of Eisai exercising the Eisai Option at a fair market value, which value shall take into consideration the value of the Development activities performed by Adlai Nortye, its Affiliates and sublicensees pursuant to the Development Plan, any Data, Know-How, Inventions or Patents related to the Product and any applicable drug substance for Product held by Adlai Nortye (including raw materials, intermediates, and finished, unfinished, or partially finished goods, or otherwise) (the “Option Exclusivity Period”).

ARTICLE 7
Payments

Section 7.1            Upfront Payment. In consideration of the rights granted to Adlai Nortye under this Agreement, Adlai Nortye shall pay to Eisai a one-time, non-refundable and non-creditable payment of [***] U.S. Dollars ($[***]) no later than [***] after the Effective Date.

Section 7.2            Royalties.

(a)            Product Royalties. Adlai Nortye shall pay Eisai royalties on Annual Net Sales equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate for such portion during the applicable Royalty Term for each such Product in accordance with Section 7.2(a):

Annual Net Sales	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Royalty Rate set forth in the table above will apply only to that portion of the Annual Net Sales of Product in the Territory during a given Calendar Year that falls within the indicated range.

For example, if Annual Net Sales of Product in the Territory by Adlai Nortye, its Affiliates and sublicensees was [***], then the royalties payable with respect to such Annual Net Sales, subject to adjustment as set forth in this Section 7.2(a), would be:

[***]

(b)            Payment of Royalties. Adlai Nortye shall: (a) within [***] days following the end of each Calendar Quarter in which a royalty payment accrues, provide to Eisai a report for each country in the Territory in which sales of Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: the number of Product units sold; the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with Adlai Nortye’s normal practices used to prepare its audited financial statements for internal and external reporting purposes; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 7.5; and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to Eisai hereunder in accordance with such royalty report in arrears, within [***] days from the end of each Calendar Quarter in which such payment accrues.

Section 7.3            Milestones; Survival. Adlai Nortye shall pay Eisai the applicable milestones set forth in this Section 7.3. For each of Sections 7.3(a) and (b) of this Agreement, the Parties understand and agree that in no event will more than one (1) milestone payment be paid with respect to any specific event triggering a payment under this Agreement.

(a)            Sales Milestones. Adlai Nortye shall make the sales milestone payments to Eisai that are set forth below upon the first achievement of the sales milestone events (“Sales Milestone Events”) set forth below with respect to the Net Sales of Products in a rolling 12 month achieves such event. For clarity, each milestone set forth below shall be due and payable one time only

Milestone Number	Sales Milestone Event	Milestone Payments (in $ millions)
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]

(b)            Development Milestones. Adlai Nortye shall make the following development milestone payments to Eisai that are set forth below upon the first achievement by or on behalf of Adlai Nortye, its Affiliates or sublicensees of the Development milestone events (“Development Milestone Events”) set forth below with respect to the first Product in the Field that achieves such event in the Field. For clarity, each milestone set forth below shall be due and payable one time only (regardless of the number of Products or Indications to achieve any such Development Milestone Event). For additional clarity, when certain milestones do not occur as part of the Development Plan, such milestones shall become due and payable once the subsequent milestone is reached.

Milestone Number	Development Milestone Event (For the first Product that achieves such event)	Milestone Payments (in $ millions)
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]

Milestone Number	Development Milestone Event (For the first Product that achieves such event)	Milestone Payments (in $ millions)
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]

[***]

Section 7.4            Sublicense Remuneration Payment Terms.

Adlai Nortye shall remunerate Eisai equal to the following portions of any financial compensation which the sublicensee pays to Adlai Nortye under the sublicense agreement pursuant to Section 2.3.

Sublicense conclusion date	Remuneration Rate (of total compensation)
[***]	[***]
[***]	[***]

Section 7.5            Additional Payment Terms.

(a)            Accounting. All payments hereunder shall be made in the United States in U.S. Dollars by wire transfer to a bank to be designated in writing by Eisai. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Adlai Nortye’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

(b)            Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) [***] above the prime rate as published [***], or any successor thereto, at [***] in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded [***].

Section 7.6            Currency Conversion. All amounts payable and calculations under this Agreement will be in U.S. Dollars. As applicable, Net Sales and any Milestone Payments will be translated into U.S. Dollars based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business Friday of the month (in accordance with IFRS). If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 7.6, the Parties will consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then Adlai Nortye may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

Section 7.7            Taxes. Adlai Nortye may withhold from payment made to Eisai under this Agreement any income tax required to be withheld by Adlai Nortye under the laws of the country or jurisdiction where Adlai Nortye has commercially sold Products. If any tax is withheld by Adlai Nortye, Adlai Nortye shall provide Eisai receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

ARTICLE 8
Regulatory Matters

Section 8.1            Compliance with Laws. Each Party shall comply in all material respects with all Applicable Laws, including all Regulatory Laws, that pertain to its activities under this Agreement and, except as otherwise provided herein, each Party shall bear its own cost and expense of such compliance.

Section 8.2            Regulatory Approval. In seeking any Regulatory Approval in the Territory, Adlai Nortye shall have primary responsibility for all communications, submissions and interactions with Regulatory Authorities, including serving as sponsor of any required investigational new drug or device applications or exemptions and preparing and submitting the application for Regulatory Approval. Adlai Nortye shall bear all costs and expenses of obtaining such Regulatory Approval. Adlai Nortye shall maintain such approval throughout the Term (and bear all associated costs and expenses). Adlai Nortye shall own all and be responsible for preparing, filing and maintaining all regulatory filings and Regulatory Approval that are required for the Development, Manufacture, use, or Commercialization of the Product in the Field in the Territory, provided that: (i) Adlai Nortye shall provide Eisai with copies of material regulatory submissions to, and material communications with, any Governmental Authority in the Territory and Eisai shall have the right to review and comment on such submissions and communications, and (ii) Adlai Nortye shall take such actions and otherwise cooperate with Eisai as may be reasonably requested by Eisai to enable Eisai to perform activities assigned to Eisai under this Agreement or to Develop the Product outside the Territory.

ARTICLE 9
Intellectual Property

Section 9.1            Ownership of Intellectual Property.

(a)            Inventorship. Inventorship of Inventions shall be determined by application of U.S. patent law pertaining to inventorship.

(b)            Adlai Nortye. As between the Parties, Adlai Nortye will be the sole owner of any Inventions and intellectual property rights therein that are discovered, developed, invented or created solely by Adlai Nortye, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities under this Agreement (such Inventions and intellectual property rights, “Adlai Nortye Know-How”) and any Patents that claim such Adlai Nortye Know-How (“Adlai Nortye Patents” and, together with the Adlai Nortye Know-How, the “Adlai Nortye Technology”), and will retain all of its rights, title and interest thereto.

(c)            Joint Intellectual Property. Any Joint Intellectual Property will be owned jointly by Adlai Nortye and Eisai on an equal and undivided basis, including all rights, title and interest thereto, subject to any assignment, rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Intellectual Property by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. At the reasonable written request of a Party, the other Party will in writing confirm that no such accounting is required to effect the foregoing regarding Joint Intellectual Property. To the extent necessary in any jurisdiction to effect the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Intellectual Property for any and all purposes, subject to any licenses granted by one Party to the other under this Agreement.

(d)            Cooperation. The determination of whether Know-How and inventions claimed in Patents that are conceived, discovered, developed or otherwise made or reduced to practice by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Law in the United States. In the event that United States law does not apply to the conception, discovery, development, making or reduction to practice of any Know-How or Patents hereunder, each Party will, and does hereby, assign, and will cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Know-How and Patents as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership as would have been determined under U.S. law unless otherwise provided in this Article 9.

Section 9.2            Patent Filings, Prosecution and Maintenance of Eisai Intellectual Property and any Joint Intellectual Property.

(a)            The Parties agree to cooperate in the Prosecution of all Patents under this Section 9.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the Prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents and Patent applications.

(b)            On a country-by-country basis, the Parties understand and agree that Eisai shall have the right (but not the obligation) to Prosecute any Eisai Patents in such country, at Eisai’s expense, and shall control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in each such country in the Territory. Eisai shall inform and consult with Adlai Nortye regarding the Prosecution of all such Eisai Patents sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of Adlai Nortye’s suggestions, recommendations or requests with respect to such filing or strategies. Each Party shall pay for its own costs with respect to any consultation hereunder.

(c)            Adlai Nortye shall have the first right (but not the obligation) to Prosecute any Patents for any Joint Intellectual Property, in both Parties’ names, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in the Territory; provided that the costs of such Prosecution shall be borne equally by the Parties. Adlai Nortye shall inform and consult with Eisai regarding the Prosecution of all such Joint Intellectual Property sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of Eisai’s suggestions or recommendations (including reasonable requests in connection with Eisai’s strategy for the Product outside the Field). Each Party shall pay for its own costs with respect to this consultation.

(d)            If Adlai Nortye elects in any country not to Prosecute, or elects to abandon any Joint Intellectual Property or declines to control any related interference, opposition, reissue proceeding, reexamination, post-grant proceeding and similar proceeding, Adlai Nortye shall give Eisai reasonable written notice to this effect sufficiently in advance (but in any event no later than at least sixty (60) days prior to the date upon which the subject matter of such Joint Patent shall become unpatentable or such Joint Patent shall lapse or become abandoned) to permit Eisai, in its sole discretion and expense, to undertake such Prosecution, or to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding, without a loss of rights. If Eisai does so elect, then Adlai Nortye shall provide such cooperation to Eisai, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such Joint Patent activities, and shall assign all of its right, title and interest to such Joint Patents, other than its rights thereto provided by this Agreement, to Eisai electing to pursue such Joint Patent activities. For clarity, Eisai shall have the right, in its sole discretion, to abandon such Patent at any time after it takes control pursuant to this Section 9.2(d).

(e)            Each Party agrees to cooperate with the other with respect to the Prosecution of Joint Intellectual Property and related interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding thereof. If required under Applicable Law in order for the prosecuting Party to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding relating to the Joint Intellectual Property, the other Party shall join as a party to such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding.

Section 9.3            Extensions of Patent Term for Products.

Eisai shall have the sole right, but not the obligation, to seek patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law with respect to Eisai Patents for the Product in the Territory; it being understood and agreed that, if Eisai seeks a patent term extension, then Adlai Nortye agrees to cooperate with respect to any measures required by Applicable Law for Eisai to obtain such extension. Eisai, its agents and attorneys will give due consideration to all suggestions and comments of Adlai Nortye regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event or a disagreement between the Parties, Eisai shall have the final decision making authority. For clarity, (a) any such extended Patent will remain included in the definition of Valid Claim for purposes of extending the Term and (b) Eisai shall have the right, in its sole discretion, to abandon such Patent at any time.

Section 9.4            Enforcement of Eisai Intellectual Property and Joint Intellectual Property.

(a)            If either Party learns of any infringement or violation by a Third Party of any Eisai Intellectual Property or Joint Intellectual Property in the Territory, whether or not within the Field, it shall notify the other Party as soon as practicable. Thereafter, (a) Adlai Nortye shall have the sole right (but not the obligation), at its own cost to take the appropriate steps to enforce or defend any Joint Intellectual Property, as applicable, against Third Parties and (b) Eisai shall have the sole right (but not the obligation) at its own cost to take the appropriate steps to enforce or defend any Eisai Patents in the Field against Third Parties. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any Eisai Intellectual Property and/or Joint Intellectual Property (a “Recovery”) recovered by either Party will be forwarded to Adlai Nortye (if not then previously paid to Adlai Nortye) and any such Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 9.4(a) will be allocated first to the costs and expenses of the enforcing or defending Party, and second, all remaining Recoveries shall be deemed to be Net Sales.

(b)            If either Party brings any suit, action or proceeding under this Section 9.4, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the prosecuting Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither will be required to transfer any right, title or interest in or to any property to the other in order to confer standing on the prosecuting Party hereunder. The non-prosecuting Party will provide reasonable assistance to the prosecuting Party including by providing access to relevant documents and other evidence and making its employees available, subject to the prosecuting Party’s reimbursement of any reasonable Out-of-Pocket Costs incurred by the non-prosecuting Party in providing such assistance.

Section 9.5            Enforcement of Adlai Nortye Technology. If either Party learns of any infringement or violation by a Third Party of any Adlai Nortye Technology in the Territory, it shall notify the other Party as soon as practicable. Thereafter, Adlai Nortye shall have the sole right to (a) enforce all Adlai Nortye Technology against Third Parties and (b) any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to this Section 9.5.

Section 9.6            Defense of Infringement Claims of Eisai Intellectual Property and Joint Intellectual Property. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Product, the use or practice of the Eisai Intellectual Property or the Joint Intellectual Property infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. With respect to any Infringement Claim in the Field in the Territory, the Parties shall negotiate in good faith a resolution with respect thereto. If settlement is deemed an appropriate resolution and the Parties cannot settle such Infringement Claim with the Third Party within thirty (30) days after receipt of the notice pursuant to the notice pursuant to this Section 9.6, then subject to indemnification requirements of ARTICLE 10, the following shall apply:

(a)            In the case of any such Infringement Claim against either Party individually or against both Adlai Nortye and Eisai, in each case, with respect to the Product in the Field in the Territory, then Adlai Nortye shall assume control of the defense of such Infringement Claim. Eisai, upon request of Adlai Nortye and if required by Applicable Law, agrees to join in any such litigation at Adlai Nortye’s expense, and in any event to reasonably cooperate with Adlai Nortye at Adlai Nortye’s expense. Eisai will have the right to consult with Adlai Nortye concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which Eisai is a party, at its own expense. Adlai Nortye shall have the exclusive right to settle any Infringement Claim against Adlai Nortye alone or both Parties without the consent of Eisai, unless such settlement shall have a material adverse impact on Eisai (in which case the consent of Eisai shall be required). Adlai Nortye shall fully consider and use reasonable efforts to accommodate Eisai’s global intellectual property litigation positions in all such decisions with respect to any such defense or settlement that may impact such global positions. If (a) Adlai Nortye elects (in a written communication submitted to Eisai within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that Eisai is not prejudiced by any delays, Eisai shall have the right (but not the obligation) to control the defense of such Infringement Claim, and Adlai Nortye upon request of Eisai and if required by Applicable Law, agrees to join in any such litigation at Eisai’s expense.

(b)            If either Party individually shall control of the defense of any such Infringement Claim described in this Section 9.6, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with the controlling Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the controlling Party, at the controlling Party’s cost, such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

(c)            Neither Party, nor its Affiliates, nor its or their employees, agents or independent contractors, shall be liable to the other Party or any of its Affiliates in respect of any good faith act, omission, default, or neglect of such Party, any of its Affiliates, or its or their employees, agents or independent contractors in connection with the Prosecution of Eisai Intellectual Property, Adlai Nortye Technology or Joint Intellectual Property.

ARTICLE 10 Indemnification

ARTICLE 10 shall survive the expiration or termination of this Agreement.

Section 10.1            Indemnification by Eisai.

(a)            Scope. Eisai shall indemnify and hold harmless Adlai Nortye and its Affiliates and their respective, directors, officers, employees and agents (collectively, the “Adlai Nortye Indemnified Parties”) from and against any and all Damages, arising out of or resulting from any claim, demand, action, suit or proceeding by a Third Party (collectively, a “Third Party Claim”) based upon or arising from: (i) any breach by Eisai of any of its representations, warranties or obligations under this Agreement; (ii) any actual violation by Eisai or any of its Affiliates or licensees or sublicensees (other than Adlai Nortye) of Applicable Laws or any Development of the Product outside of the Field in the Territory or Commercialization of the Product in or outside the Field in the Territory by Eisai or any of its Affiliates or licensees or sublicensees (other than Adlai Nortye) on, prior to or after the Effective Date; or (iii) any willful act or omission of Eisai or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities in connection with this Agreement.

(b)            Defense. Adlai Nortye shall give Eisai prompt written notice of any Third Party Claim with respect to which Eisai’s indemnification obligations apply, but any delay or failure of such notice shall not excuse Eisai’s indemnification obligations except to the extent that Eisai's legal position is actually and materially prejudiced thereby. Eisai shall have the right to assume and control the defense and settlement of any Third Party Claim; provided, however, that following conditions must be satisfied: (i) Eisai must provide to Adlai Nortye written acknowledgement to Adlai Nortye of Eisai’s obligation to indemnify Adlai Nortye hereunder against Damages that may result from the Third Party Claim, and (ii) Adlai Nortye shall not have given Eisai written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by Adlai Nortye’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by Adlai Nortye, Eisai has reasonably demonstrated Eisai’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. Adlai Nortye shall have the right to participate in the defense of the Third Party Claim at its own expense, but in any event shall cooperate with Eisai in the investigation and defense of the Third Party Claim.

(c)            Settlement. If Eisai is entitled to, and does, assume and control the defense and settlement of any Third Party Claim with respect to which its indemnification obligations apply, then Eisai shall not settle such Claim without Adlai Nortye's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Eisai and (ii) such settlement does not include any finding or admission of a violation by Adlai Nortye, its Affiliates or sublicensees of any Applicable Laws or Third Party's rights.

Section 10.2            Indemnification by Adlai Nortye.

(a)            Scope. Adlai Nortye shall indemnify and hold harmless Eisai and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Eisai Indemnified Parties”) from and against any and all Damages in connection with any Third Party Claim based upon or arising from: (i) any breach by Adlai Nortye or any of its Affiliates of any of Adlai Nortye's representations, warranties or obligations under this Agreement; (ii) any actual violation by Adlai Nortye or any of its Affiliates of Applicable Laws; (iii) any willful act or omission of Adlai Nortye or its Affiliates or any of their respective employees or agents relating to the activities in connection with this Agreement; or (iv) any exploitation by Adlai Nortye and its Affiliates of the Product.

(b)            Defense. Eisai shall give Adlai Nortye prompt written notice of any Third Party Claim with respect to which Adlai Nortye's indemnification obligations apply, but any delay or failure of such notice shall not excuse Adlai Nortye's indemnification obligations except to the extent that Adlai Nortye's legal position is actually and materially prejudiced thereby. Adlai Nortye shall have the right to assume and control the defense and settlement of any such Third Party Claim; provided, however, that following conditions must be satisfied: (i) Adlai Nortye must provide to Eisai written acknowledgement to Eisai of Adlai Nortye’s obligation to indemnify Eisai hereunder against Damages that may result from the Third Party Claim, and (ii) Eisai shall not have given Adlai Nortye written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by Eisai’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by Eisai, Adlai Nortye has reasonably demonstrated Adlai Nortye’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. Eisai shall have the right to participate in the defense of the Third Party Claim at its own expense, but in any event shall cooperate with Adlai Nortye in the investigation and defense of the Third Party Claim.

(c)            Settlement. If Adlai Nortye is entitled to, and does, assume and control the defense and settlement of any Third Party Claim with respect to which its indemnification obligations apply, then Adlai Nortye shall not settle such Claim without Eisai's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Adlai Nortye and (ii) such settlement does not include any finding or admission of a violation by Eisai, its Affiliates or sublicensees of any Applicable Laws or Third Party's rights.

Section 10.3            Waiver. Any waiver by an indemnified Party of its rights under this ARTICLE 10 must be set forth expressly and in writing in order to be effective.

Section 10.4            Insurance. Each Party shall maintain insurance with creditworthy insurance companies or self insure in accordance with Applicable Laws against such risks and in such amounts as are usually maintained or insured against by such Party.

Section 10.5            Limitation of Consequential Damages. Except for (a) Third Party Claims that are subject to indemnification under this ARTICLE 10, (b) claims arising out of a Party’s willful misconduct, or (c) a Party’s breach of ARTICLE 5 or ARTICLE 12 or any other confidentiality obligations under this Agreement, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates in connection with this Agreement for any incidental, consequential, special, punitive or other indirect damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

ARTICLE 11
Representations and Warranties

ARTICLE 11 shall survive the expiration or termination of this Agreement.

Section 11.1            General Corporate Matters. Each Party hereby represents and warrants to the other Party that:

(a)            Organization and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has all requisite power and authority to conduct its business and engage in the transactions provided for in this Agreement.

(b)            Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)            Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d)            Consents. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein).

(e)            Affiliates. Where this Agreement refers to an action or obligation to be undertaken by a Party’s Affiliates, such Party will cause such Affiliates to undertake such obligations or other actions, and such Party will be responsible and liable for any acts or omissions by its Affiliates.

(f)            FCPA compliance. In the course of the business, Adlai Nortye (i) shall not, directly or indirectly, make payment or offer or promise to make payment of any bribe (“Corruption”) to a governmental official (including a foreign official, a person deemed to be a governmental official under the law, and a healthcare professional), a person related to a political party, or a candidate for public post, (ii) shall not engage in Corruption even in terms of private citizens other than government officials through providing entertainments or gifts deemed inappropriate under business customs, (iii) shall establish and maintain an appropriate compliance procedure to prevent its management or employees from engaging in Corruption, and (iv) shall, per Eisai’s request, disclose information relevant to suspected Corruption and any other accounting books and records to Eisai, and allow an audit by Eisai, and if necessary, cooperate with investigative authorities, in the event that it is suspected that Adlai Nortye was involved in Corruption.

Section 11.2            Intellectual Property Matters. Eisai hereby represents and warrants to Adlai Nortye that, as of the Effective Date:

(a)            Ownership. Eisai has sole and exclusive ownership of the Eisai Intellectual Property. Eisai has not granted to any Person other than Adlai Nortye a license, covenant not to sue or similar right with respect to any component of the Eisai Intellectual Property in the Field in the Territory. The Eisai Intellectual Property in the Field in the Territory are free of any lien, covenant, easement, lien, lease, sublease, option, encumbrance, security interest, mortgage, pledge or claim of any nature, including limitations on transfer or any subordination arrangement in favor of a Third Party.

(b)            Patents. Schedule 2 sets forth a complete and correct list of all Eisai Patents owned or otherwise Controlled by Eisai and its Affiliates, and, except as set forth on Schedule 2, Eisai, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the Eisai Patents listed on Schedule 2 (as updated from time to time) and the related Know-How. To its Knowledge, the Eisai Patents are valid and enforceable and none of the Eisai Patents are currently involved in any court, administrative, interference, reissue, re-examination, cancellation or opposition proceedings, and neither Eisai nor any of its Affiliates has received any written notice from any Third Party of such actual or threatened proceedings or challenge.

(c)            No Additional IP. To Eisai’s Knowledge, there is no intellectual property right, in particular no Eisai Patents, owned by or licensed to Eisai or its Affiliates other than the Eisai Intellectual Property, that are necessary for Adlai Nortye or its Affiliates and sublicensees to Develop and Commercialize the Product as set forth herein.

(d)            Third Party Obligations. Eisai and its Affiliate are not subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement.

(e)            Data and Information. Eisai has furnished or made available to Adlai Nortye all material information that is in Eisai’s or its Affiliates’ possession concerning the Eisai Intellectual Property and Product relevant to the safety, efficacy, or CMC data thereof, and all Regulatory Documentation, Data and other correspondence with Regulatory Authorities relating to the Product, and to Eisai’s Knowledge, such information is accurate, complete and true in all material respects.

(f)            Non-Infringement. As of the Effective Date and to Eisai’s Knowledge, the use, manufacture, marketing, sale, promotion, importation, distribution and commercialization of the Product in the Field in the Territory does not infringe, violate or misappropriate the intellectual property rights of any Person.

(g)            IP Claims. As of the Effective Date, no Person has made, nor has Eisai received, any written, nor to the Knowledge of Eisai has any Person threatened, any written or oral, claim of ownership, inventorship or Patent infringement, or any other claim of intellectual property misappropriation or violation, from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of Eisai or any predecessor) with respect to the Eisai Intellectual Property, or initiated a lawsuit against Eisai, in any case (i) challenging the ownership, validity or enforceability of any of the Eisai Intellectual Property in the Field in the Territory, (ii) alleging that the license, use or practice of them infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such use or practice. Eisai has no Knowledge that any Person intends to assert such a claim or initiate such a lawsuit, or that any Person has a valid basis to do so.

(h)            Claims. There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to Eisai’s Knowledge, threatened against Eisai, nor is Eisai a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Eisai to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the Eisai Intellectual Property, or Eisai’s Control thereof, or the Product.

(i)            Infringement by Others. As of the Effective Date and to the Knowledge of Eisai, Eisai has no reason to believe that any Person has infringed, violated or misappropriated any of the Eisai Intellectual Property in the Field in the Territory.

Section 11.3            Eisai Covenants.

(a)            Except as set forth in Section 15.12, neither Eisai nor its Affiliates will (a) assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject of subsection (b), below) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges, but excluding any licenses, which are the subject to subsection (b), below) or dispose of, any assets specifically related to the Compound in the Field, including with respect to Products and related diagnostic products developed therefor, or pre-clinical or Clinical Trial results or other data specifically related to the Compound in the Field, or any intellectual property specifically related to any of the foregoing (the “Licensed Assets”), except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not conflict with or adversely affect in any respect any of the rights granted to Adlai Nortye hereunder, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Licensed Assets if such license or grant would conflict with or adversely affect in any respect any of the rights granted to Adlai Nortye hereunder, or (c) disclose any Confidential Information relating to the Licensed Assets to any Third Party if such disclosure would impair or conflict in any respect with any of the rights granted to Adlai Nortye hereunder.

(b)            Neither Eisai nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement, transfer ownership of the Eisai Intellectual Property, or Eisai’s interest in the Joint Intellectual Property, or obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that restricts, limits, or encumbers the rights granted to Adlai Nortye under this Agreement.

(c)            Eisai will update Schedule 2 from time to time to include any Patents that are necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory (including, for the avoidance of doubt, any Patents Covering Eisai’s interest in any Joint Intellectual Property); provided that, regardless of Eisai’s failure to update such Schedule 2, such Patents shall be deemed to be included in the definition of Eisai Patents.

Section 11.4            Adlai Nortye Covenants. Adlai Nortye shall perform all of its obligations under this Agreement, and shall comply in all material respects with all Applicable Laws in the exercise of its rights under this Agreement, including development, marketing, distribution and sale of the Products. Adlai Nortye’s specifications for the text (including any trademarks, logos or other graphics) for all marketing material used in connection with Product, and any such marketing material for the Product provided by Adlai Nortye or its designee, shall be true and accurate in all respects, comply in all material respects with all Applicable Laws and not infringe or otherwise violate the intellectual property of any person.

ARTICLE 12
Confidentiality and Publicity

Section 12.1            Confidentiality. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this Section 12.1. The provisions of this Section 12.1 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates). Each Party shall advise its agents and representatives of the requirements of this Section 12.1 and shall be responsible to ensure their compliance with such provisions.

(a)            Definition of Confidential Information. For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party or its Affiliates furnish to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a person who is not in default of any confidentiality obligation to the disclosing Party, (iv) is independently developed by or on behalf of the recipient without reliance on the Confidential Information received hereunder, or (v) is required to be submitted to a governmental agency for the purpose of obtaining product approval, provided that the recipient will make a good faith attempt to obtain confidential treatment of the information by such agency. The contents of this Agreement shall be deemed to be Confidential Information of each Party. For clarity, Confidential Information shall not include clinical data contained in clinical reports that are not permitted under Applicable Laws to be redacted.

(b)            Treatment of Confidential Information. The recipient of Confidential Information shall (i) use such Confidential Information solely and exclusively in connection with the discharge of its obligations under this Agreement and (ii) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its and/or its Affiliates’ agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed. Notwithstanding the foregoing, if the recipient of Confidential Information becomes legally compelled to disclose any Confidential Information in order to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction, the recipient shall (x) provide prompt written notice to the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 12.1; and (y) disclose only the portion of Confidential Information that is legally required to furnish; provided that, in connection with such disclosure, the recipient shall use Commercially Reasonable Efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information. If any Party is required to file this Agreement with any Governmental Authority, such Party shall redact the terms of this Agreement to the extent possible in order to keep particularly sensitive provisions confidential.

(c)            Return and Destruction. Upon the termination or expiration of this Agreement, upon the request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or destroy the same and certify in writing that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by Adlai Nortye. Notwithstanding the foregoing, legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 12.1.

(d)            Term of Obligation. The obligations under this Section 12.1 shall remain in effect from the date hereof through the latter of [***] of the expiration or termination of this Agreement.

(e)            Prior Agreements. The provisions of this Section 12.1 shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby, including, for the avoidance of doubt, that certain Confidentiality Agreement entered into by and between Eisai and Adlai Nortye prior to the Effective Date.

Section 12.2         Publicity. Upon or following the Effective Date, the Parties may issue the press release attached hereto as Exhibit C. Neither Party shall issue any other press release or otherwise publicize this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent shall not be required in connection with disclosures (a) required by Applicable Law, (b) relating to previously disclosed information, and (c) expressly authorized by Section 12.1. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement.

ARTICLE 13
Record-keeping and Audits

ARTICLE 13 shall survive the expiration or termination of this Agreement.

Section 13.1         Records Retention. Adlai Nortye and its Affiliates shall maintain reasonably detailed records of Net Sales, and any other information reasonably necessary for the calculation of payments to be made to Eisai pursuant to this Agreement. Adlai Nortye shall be fully responsible for its Affiliates retention obligations herein. Each Party shall maintain reasonably detailed records of any information necessary to comply with Applicable Laws or this Agreement. Adlai Nortye and its Affiliates shall maintain its sales records for at least three (3) years following the date of sale.

Section 13.2         Audit Request.

(a)            Audit Team. Eisai may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of Adlai Nortye and its affiliates and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article 13.

(b)            Limitations. In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided  that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) calendar years prior to the Calendar Year in which the audit request is made.

(c)            Audit Notice. In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d)            Payments. If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest at a rate per annum equal to the lesser of the [***] as reported by The Wall Street Journal) to the underpaid or overcharged Party within [***] days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of [***] of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within [***] days after receiving appropriate invoices and other support for such audit-related costs.

(e)            Definitions. For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

(f)            Any information received by a Party pursuant to this Section 13.2 shall be deemed to be Confidential Information for purposes of Section 12.1. Such information shall be used solely for the purpose for which the audit was conducted.

ARTICLE 14
Term and Termination

Section 14.1         Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect on a Product-by-Product and country-by-country basis until (a) if there has not been a First Commercial Sale of a Product in the Field in such country before [***] of the Effective Date, [***] of the Effective Date, or (b) if there has been a First Commercial Sale of a Product in the Field in such country before [***] of the Effective Date, expiration of the Royalty Term for such Product in such country or group of countries as specified in the definition of “Royalty Term” herein (the “Term”). This Agreement may be terminated before expiration of the Term only by mutual agreement of the Parties in writing or in accordance with Section 14.2.

Section 14.2         Rights of Termination.

(a)            Termination for Material Breach. In the event that a Party commits a material breach of its overall obligations under this Agreement in a manner that fundamentally frustrates the purpose of this Agreement (other than payment obligations), taken as a whole, and such material breach of its overall obligations is not cured within [***] days (or such other time period as mutually agreed by the Parties), or a material breach of its payment obligations under this Agreement that is not cured within [***] days, after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, the non-breaching Party may terminate this Agreement in its entirety upon written notice to the breaching Party.

(i)            Notwithstanding the foregoing, if a material breach is not susceptible to cure within the cure period specified in Section 14.2(a), the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (i) the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, (ii) such plan is reasonably acceptable to the non-breaching Party and (iii) the breaching Party commits to and does carry out such plan; provided, however, that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the non-breaching Party’s right to terminate extend beyond [***] days after the original cure period.

(ii)            Notwithstanding the foregoing, if either Party is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then the other Party’s right to terminate this Agreement shall be tolled for so long as such dispute resolution procedures are being pursued by the allegedly breaching Party in good faith and, if it is finally and conclusively determined that the allegedly breaching Party is in material breach, then the breaching Party shall have the right to cure such material breach after such determination within the cure period provided above in this Section 14.2(a).

(b)            Adlai Nortye Right of Termination for Safety Reasons. Notwithstanding anything to the contrary in this Agreement, Adlai Nortye shall have the right to terminate this Agreement upon [***] days written notice in the event that:

(i)            a competent Regulatory Authority in a Major Country prohibits the further clinical use of the Product in the applicable country or regulatory jurisdiction within the Territory under 21 C.F.R. § 312.44 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States); or

(ii)            a clinical hold imposed by a competent Regulatory Authority in a Major Country relating to the Product is definitively converted to “inactive status” by such Regulatory Authority under 21 C.F.R. § 312.45 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States), despite Adlai Nortye’s use of Commercially Reasonable Efforts to eliminate such clinical hold.

(c)            Bankruptcy. This Agreement may be terminated by written notice by a Party at any time during the Term if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or other Insolvency Event or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make a general assignment for the benefit of its creditors.

(d)            Termination for Patent Challenge. Each Party shall have the right to terminate this Agreement upon written notice to the other effective upon receipt, if a Party or any of its wholly-owned Affiliates formally challenges the validity of any Patents that are licensed to it under this Agreement (subject to the exceptions described in this Section 14.2(e), a “Challenge”) (other than as may be necessary or reasonably required to assert a defense, cross-claim or a counter-claim in an action or proceeding asserted by a Party or any of its wholly-owned Affiliates under this Agreement against the other Party or any of its Affiliates or to respond to a court request or order or administrative law, request or order); it being understood and agreed that a Party’s right to terminate this Agreement under this Section 14.2(e) shall not apply to any actions undertaken by an Affiliate of such Party that first becomes such an Affiliate as a result of a Change of Control involving such Party, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Change of Control if such new Affiliate terminates or otherwise ceases participating in such action, proceeding, challenge or opposition within [***] days after the effective date of such Change of Control. If a sublicensee of a Party initiates a Challenge of the intellectual property described in this Section 14.2(e), then such Party shall, upon written notice from the other Party, terminate such sublicense. Neither Party shall, and each Party shall ensure that its Affiliates and sublicensees do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the Prosecution or enforcement of any Patents to which a Party or any of its Affiliates or sublicensees are or become privy as a consequence of the rights granted to such Party pursuant to this Agreement, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge.

(e)            Eisai Right of Termination for Development.

Where Adlai Nortye does not use Commercially Reasonable Efforts to perform its obligations as per the Development Plan and achieve regulatory and commercial milestones as envisaged in this Agreement, Eisai may ask Adlai Nortye to resolve the issue at JDC, provided the Chairperson shall not have the controlling vote and decision on such issue. If the issue remains unresolved, Eisai may terminate this Agreement in its entirety, in its sole discretion, after at least one hundred and twenty (120) days prior written notice.

Section 14.3         Surviving Rights and Obligations. Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination. Except as otherwise expressly provided, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination. If a license to intellectual property rights survives expiration or termination, each Party shall provide to the other (to the extent it has not previously done so) all Proprietary Information reasonably useful or necessary for such other Party to exploit such license, including reasonable technical assistance; provided that such Proprietary Information shall remain subject to Section 12.1 so long as it is possessed by a Party.

Section 14.4         Effect of Expiration or Termination; Remaining Inventory.

(a)            Upon expiration or termination of this Agreement, neither Party shall have any further rights or obligations hereunder in the Territory except pursuant to provisions that expressly survive such expiration or termination (including, for the avoidance of doubt, this Section 14.4).

(b)            After expiration (but not after early termination) of this Agreement pursuant to Section 14.1, on a Product-by-Product, country-by-country basis, the rights and licenses granted (i) by Eisai to Adlai Nortye under this Agreement to Develop, Manufacture and Commercialize the Products in the Field, including any permitted sublicense, shall immediately cease, and (ii) by Adlai Nortye to Eisai under this Agreement in connection with Eisai’s Development, Manufacture or Commercialization of the Product outside the Field shall convert to irrevocable, non-exclusive, royalty-free, fully paid-up, non-terminable rights and licenses, with the right to grant sublicenses (through multiple tiers).

(c)            Upon early termination of this Agreement, subject to Section 14.3 and this Section 14.4, Adlai Nortye shall immediately discontinue and cease all use of any trademark(s) registered by Eisai in the Territory. Following any such termination of this Agreement, subject to Section 14.3 and this Section 14.4, Eisai shall have the right and option to purchase any trademark(s) registered by Adlai Nortye or its Affiliates for the Product on a country-by-country basis. The purchase price shall be negotiated by the Parties on a country-by-country basis in good faith on the basis of a third party willing and able to purchase such trademark(s). If the Parties are unable to come to an agreement on the purchase price within [***] days (or such other days as mutually agreed upon by the Parties) of Eisai exercising the right and option to purchase, the Parties will appoint an independent third party valuator to conduct a valuation of such trademark(s) on the basis of how much a willing and able third party will pay for such trademark(s), and the Parties shall share the costs of such third party valuation. The valuation of the third party will be the purchase price to be paid by Eisai to Adlai Nortye.

(d)            Upon early termination of this Agreement or expiration of the Agreement, Adlai Nortye shall, on behalf of itself and its Affiliates, grant to Eisai and its Affiliates (i) a perpetual, fully paid-up, exclusive right and license under Adlai Nortye’s interest to the Joint Intellectual Property and (ii) a perpetual, fully paid-up, non-exclusive right and license under any Adlai Nortye Technology Developed by Adlai Nortye and/or its Affiliates or sublicensees under this Agreement, in each case of (i) and (ii) as reasonably required to develop, validate or optimize the Product-Specific Biomarker for clinical and commercial use as a biomarker for the Product in the Field in the Territory.

(e)            Upon expiration or early termination of this Agreement,

(i)            Adlai Nortye shall, and shall cause its Affiliates and take all reasonable steps to cause its licensees and permitted sublicensees to, transfer back to Eisai those items transferred to Adlai Nortye under Section 3.3.

(ii)            Adlai Nortye shall, and shall cause its Affiliates and take all reasonable steps to cause its licensees and permitted sublicensees to, transfer to Eisai all safety data and CMC data (including for clarity any documentation solely containing such safety data and CMC data) for the Product; provided that to the extent such a transfer of safety data and CMC data is not permitted under Applicable Laws or such documentation contains clinical data generated by Adlai Nortye (including Affiliates, licensees and permitted sublicensees) other than safety data and CMC data, Adlai Nortye shall, and shall cause its Affiliates and take all reasonable steps to cause its licensees and permitted sublicensees to, provide Eisai an automatic Right of Reference or Use to the safety and CMC data in such documentation for the Product.

(iii)            Subject to Eisai’s rights to safety data and CMC data set forth above in Section 14.4(e)(ii), with respect to any ongoing Clinical Trials at such time, Eisai shall notify Adlai Nortye whether or not Eisai elects to take over such Clinical Trial(s). In the event that Eisai elects to take over such Clinical Trial(s), subject to Applicable Laws, Adlai Nortye shall transfer, or cause the transfer by an Affiliate and take all reasonable steps to cause its licensees and permitted sublicensees to transfer, all Regulatory Documentation for the Product and Eisai shall have the right to any data generated by such trials and Controlled by Adlai Nortye; provided that, to the extent such a transfer of Regulatory Documentation is not permitted under Applicable Laws, Adlai Nortye and its Affiliates will provide Eisai an automatic Right of Reference or Use to such Regulatory Documentation for the Product. Whether or not Eisai elects to take over any of such Clinical Trials as described in this Section 14.4(e)(iii), Eisai shall pay to Adlai Nortye a reverse royalty rate of [***] on Annual Net Sales of such Product beginning on and after the date of First Commercial Sale of the Product in the US or Major Countries (whichever occurs first) until Adlai Nortye and any licensee and sublicensee has been reimbursed for [***] of its direct and documented (which documentation Eisai shall have a right to review) out-of-pocket expenses incurred with respect to and to the extent allocable to the Development of such Product. If Eisai does not elect to have an ongoing Clinical Trial transferred to Eisai, then the Parties shall work together to conduct an orderly wind-down of such ongoing Clinical Trial(s) in a manner medically necessary to safely transition subjects out of such ongoing Clinical Trial(s), in any event subject to Applicable Laws and the advice and guidance of all applicable Regulatory Authorities and clinical trial monitoring boards.

(f)            Upon termination of this Agreement, subject to Section 14.3, the Selling Parties shall be permitted to import, market, promote, distribute, use, offer to sell and sell their remaining inventories of Product for a period of [***] and, for such purpose, the rights and licenses granted hereunder to Adlai Nortye shall continue in effect but shall be non-exclusive in the Territory. Furthermore, upon termination of this Agreement, Eisai shall have to the right to purchase any clinical supply of the Product (including raw materials, intermediates, and finished, unfinished, or partially finished goods) on terms substantially similar to Adlai Nortye’s purchase of Inventory set forth in Section 3.6.

ARTICLE 15
Miscellaneous

Section 15.1         Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto, as of the Effective Date. This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.

Section 15.2         Governing Law. Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

Section 15.3         Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute or claim between them arising out of or relating to this Agreement (“Dispute”) promptly by negotiations between executives or other representatives of the Parties with authority to resolve the Dispute. If a Dispute should arise, such representatives shall confer in person or by telephone at least once and attempt to resolve the matter. Such conference shall take place within [***] days of a written request therefor at a mutually agreed time and location.

If the Dispute is not settled within [***] days of the conference or time to confer described above, either Party may submit the Dispute for arbitration. The Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”). The place of the arbitration shall be New York. The language of the arbitration shall be English. There shall be three (3) arbitrators, one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third of whom shall be appointed by the ICC. The arbitrator appointed by the ICC shall act as the chairperson of the arbitrating body. The arbitrators shall decide the matters in the Dispute in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof or the United Nations Convention on Contracts for the International Sale of Goods.

The arbitration shall be commenced and shall proceed according to the Rules, except as otherwise provided herein. Any Confidential Information disclosed in the arbitration shall be subject to the confidentiality provisions of this Agreement. Any time period specified in the Rules shall be extended or accelerated upon the Parties' written agreement. At the request of either Party, all time periods specified in the Rules may, at the discretion of the arbitrators, be accelerated or extended to the extent necessary to comply with the timetables specified in the Rules or for the reasonable management of the arbitration.

The procedures specified in this Section 15.3 shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that a Party may, in addition or as an alternative to seeking interim relief from the ICC, seek injunctive or other provisional judicial relief in any court of competent jurisdiction if in its reasonable judgment such action is necessary to avoid irreparable harm or to preserve the status quo.

The decision of the arbitrators shall be final and binding on all Parties to the arbitration. Judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction over the Party against whom enforcement is sought. Each of the Parties hereby consents, for the benefit of the other Party, to the service of process by certified or registered mail or by an express delivery service providing a return receipt at its address set forth for notices herein.

While the procedures set forth above are being followed, the Parties shall continue to perform their respective obligations under this Agreement. Each Party shall bear its own costs and fees, including attorneys' fees and expenses, in connection with the arbitration, except that the arbitrators shall be empowered to assess costs and fees against any Party who the arbitrators find to have acted in bad faith or to have maintained a frivolous position in the arbitration.

Section 15.4         Partial Illegality. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

Section 15.5         Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

Section 15.6         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 15.6, by registered or certified mail, postage prepaid, or by express courier service, or service fee prepaid, or by email upon confirmed delivery sent by the recipient in return in accordance with this Section 15.6.

To Eisai:	Eisai Co., Ltd.
Attention:
[***]
[***]
[***]

[***]
[***]

With a copy to:
Eisai Co., Ltd.
Attention: [***]
[***]
[***]

To Adlai Nortye:	Adlai Nortye Nortye Biopharma Co., Ltd
Attention:
[***]
[***]

[***]
[***]
[***]
[***]

With a copy to:
Adlai Nortye Biopharma Co., LTD.
Attention: [***]
[***]
[***]
[***]
[***]

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, [***] Days after posting, (c) if delivered by express courier service, [***] Days in the jurisdiction of the recipient, (d) if sent by fax, at the time shown in the confirmed electronic receipt, or on the first Business Day thereafter if the notice is sent on other than a Business Day, or (e) if sent by email, the date indicated as being sent in the recipient’s email browser.

Section 15.7         Limitation on Liability. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 FOR LIABILITY OWED TO THIRD PARTIES.

Section 15.8         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 15.9         Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

Section 15.10         Injunctive Relief. The Parties acknowledge and agree that, in addition to any other remedies available in law or equity, either Party shall be entitled to temporary and permanent injunctive relief in the event of a breach under this Agreement.

Section 15.11         Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 15.12         Assignment.

(a)            Generally. Subject to Section 6.1 and this Section 15.12, a Party shall not have the right to assign, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any assignment not in accordance with this Section 15.12 shall be void.

(b)            Adlai Nortye. Notwithstanding the limitations in Section 15.12(a), Adlai Nortye may assign this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one or more Affiliates or (b) its successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, provided that in each case Adlai Nortye shall remain liable for all obligations imposed upon Adlai Nortye under this Agreement as if no such assignment had occurred.

(c)            Eisai. Notwithstanding the limitations in Section 15.12(a), Eisai may assign this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one or more Affiliates solely as provided in this Section 15.12 or (b) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, provided that in each case Eisai shall remain liable for all obligations imposed upon Adlai Nortye under this Agreement as if no such assignment had occurred.

Section 15.13         Relationship of Parties. Each Party to this Agreement is an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. Employees and agents of one Party are not employees or agents of the other Party, shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation.

Section 15.14         Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving prior written notice to the other Party, from such performance to the extent of such prevention, restriction or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. If the Force Majeure conditions prevent performance completely and such prevention continues for more than one hundred and eighty days (180) days, then the Parties shall attempt to negotiate a mutually acceptable compromise within the spirit and intent of this Agreement. If they are unable to reach a mutually acceptable compromise within ninety (90) days and if performance is still completely prevented at the end of that time, then the Party who is not affected by the Force Majeure conditions shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement with immediate effect and such termination shall be treated as a termination for material breach by Party affected by the Force Majeure, except that in such event no cure period shall apply and the terminating Party shall have the right to effect such termination upon written notice, in its sole discretion, (a) solely with respect to the country or Product affected by such non-performance or (b) the Agreement in its entirety.

Section 15.15         Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 15.16         Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns, and Affiliates.

Section 15.17         Expenses. Except as expressly provided herein (including with respect to the allocation of Out-of-Pocket Costs), each of Adlai Nortye and Eisai agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it and its Affiliates incident to the preparation, execution and delivery by it of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts, consultants and employees employed by such party in connection with the preparation, execution and delivery by it of this Agreement and with the performance of its obligations contemplated hereby.

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The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Adlai Nortye Biopharma Co., Ltd

By:

Name:

Title:

[Signature Page to Exclusive License Agreement]

The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Eisai Co., Ltd.

By:

[***]

Title:	[***]

[Signature Page to Exclusive License Agreement]

EXHIBIT A

Development Plan

[***]

Schedule 1

Major Countries

[***]

Schedule 2

Product-Specific Patents

[***]

Schedule 3

Compound

[***]

Schedule 4

Data and Information

[***]

[***]

[***]

[***]

[***]

[***]